Exhibit 99.1

NOVAGOLD Reports Third Quarter 2020 Financial Results and Provides Update on the Advancement of the Donlin Gold Project:

Donlin Gold Completes the Planned Drilling for 2020 on Schedule

COVID-19 Health and Safety Measures Remain Strictly Enforced

Prudent Fiscal Management Yields Robust Treasury

In early August, the Donlin Gold project (“Donlin Gold” or the “project”), co-owned 50/50 with Barrick Gold (“Barrick”), disclosed encouraging initial assay results from the 2020 drill program.

By mid-September, Donlin Gold successfully completed the 85-hole program encompassing approximately 23,400 meters of drilling. Additional assay results will be reported once available.

In order to minimize the risk posed by COVID-19, NOVAGOLD continued to abide by a comprehensive set of strict policies designed to ensure the safety and well-being of its employees and contractors at its offices in Salt Lake City and Vancouver, as well as, in conjunction with Barrick, at the Donlin Gold office in Anchorage and at the project site. These precautions will remain in place for the foreseeable future.

NOVAGOLD continues to maintain a strong treasury with $126.3 million in cash and term deposits at the end of the third fiscal quarter, plus receivables from Newmont Corp. amounting to $75 million and $25 million, expected to be paid in July 2021 and July 2023, respectively.

September 30, 2020 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company”) (NYSE American, TSX: NG) today released its 2020 third quarter financial results and an update on its flagship Donlin Gold project, a Tier One1 gold development project located in Alaska, a mining-friendly jurisdiction, which NOVAGOLD owns equally with Barrick.

Details of the financial results for the quarter ended August 31, 2020 are presented in the consolidated financial statements and quarterly report filed September 30, 2020 on Form 10-Q with the SEC that is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all resource and reserve estimates are shown on a 100% project basis.

Third Quarter Highlights and Updates:

NOVAGOLD and Barrick are advancing the 2020 drill program at Donlin Gold:

With appropriate COVID-19 protocols in place, the 2020 Donlin Gold drill program advanced during the quarter utilizing four drill rigs and drilling was completed in September.

Initial assay results were reported from 2,246 meters of drilling in a Donlin Gold release issued jointly by NOVAGOLD and Barrick on August 6, 2020[2]. Significant distinct high-grade intervals were intercepted in multiple areas, including impressive intervals near surface. Five of the top intervals identified so far include[3]:

DC20-1871 intersected 41.91 m grading 11.61 g/t gold, starting at 30.35 m drilled depth;

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1 Tier One asset is defined by Barrick Gold as a mine with a stated life in excess of 10 years, annual production of at least 500,000 ounces of gold and total cash costs per ounce over the mine life that are in the lower half of the industry cost curve, as per Barrick Gold’s Information Circular dated May 5, 2020.

2 See media release dated August 6, 2020, “Donlin Gold Project Provides Update on Recent Drilling and Ongoing Community Support in Alaska Amid COVID-19 Pandemic”.

3 g/t = grams per tonne; m = meters.

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DC20-1866 intersected 45.91 m grading 5.03 g/t gold, starting at 35.39 m drilled depth; 23.36 m grading 4.15 g/t gold, starting at 108.30 m drilled depth; and 30.28 m grading 4.20 g/t gold, starting at 226.53 m drilled depth; and,

DC20-1873 intersected 7.66 m grading 18.40 g/t gold, starting at 60.88 m drilled depth.

Results from the initial drilling support continued analysis of the updated lithological model and controls of the higher grades. The initial drill assays exceed the modeled grade-thickness with higher grades observed over thinner intervals. Hole DC20-1871, highlighted above and located in the ACMA deposit, is a good example of high-grade mineralization near surface in an area of moderately dense drilling that had seen other high-grade intercepts, but not of the magnitude of this drill hole. This is an area that has been designated for the early years of mine operation. The 2020 drilling was successfully completed in mid-September, with a total of 85 core holes and approximately 23,400 meters drilled in the ACMA and Lewis deposit areas, exceeding the planned program. The Donlin Gold team is wrapping-up site activities with the final drill core being logged, sampled, and shipped.

Assays have been reported from approximately 10% of the planned program. Additional assay results will be reported when they become available. The objective of the program has been to validate recently developed geologic and resource modeling concepts and to test potential extensions of high-grade zones. The focus is on early-life mining that has the potential to further enhance the project economics.

Enhanced COVID-19 health protocols remain in place at Donlin Gold:

The objective of protecting the health of Donlin Gold’s employees and contractors has been a top priority for the owners and dedicated community partners in Alaska and the Yukon-Kuskokwim (Y-K) region. In that regard, to reduce risk, Donlin Gold employees in Anchorage have been provided opportunities to work primarily from home, avoid all non-essential travel, adhere to good hygiene practices, and, when they do go to the office, engage in social distancing. NOVAGOLD’s Salt Lake City and Vancouver office employees continue to work from home;

A wide-ranging set of policies designed to prevent the spread of COVID-19 are in place at the Anchorage project office and at the site, including:

Testing of all employees and contractors;

Utilizing charters to safely deliver employees to and from camp to minimize in-region travel;

Screening and social distancing measures;

More frequent sanitization practices; and,

Increased communication around hygiene and sanitization practices, as well as identification of symptoms.

Community Engagement:

Donlin Gold continued to work with Calista Corporation (Calista) and The Kuskokwim Corporation (TKC), the owners of Donlin Gold’s mineral and surface rights, respectively, to respond to urgent community needs resulting from the COVID-19 pandemic. This work was done in addition to the ongoing community engagement in environmental management, safety, training, educational, health, and cultural initiatives;

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Donlin Gold continued its active engagement in the CleanUp GreenUp effort, an annual initiative that includes community participation from more than 32 Y-K villages to clean up the outdoor environment;

Donlin Gold partnered with the Association of Village Council Presidents (AVCP) and Orutsararmiut Native Council (ONC) on the Backhaul Project to remove household hazardous and electronic wastes from ten Y-K villages. In addition, large appliances were removed from two villages:

Approximately 45,000 pounds of material, including large appliances, were collected for safe disposal;

Volunteers received instruction about proper waste handling and packaging techniques; and,

Materials were collected from communities along the river, removed by barge and brought to the closest coastal village to be transported by Ryan Air and Grant Air to proper disposal facilities.

Permitting Update:

Donlin Gold, working with its Native Corporation partners, continues to support the State of Alaska to advance other permits and certificates needed for the project.

In April 2020, the Alaska Department of Natural Resources’ (ADNR) Division of Oil and Gas agreed to consider again its decision on the State Right-of-Way (ROW) agreement and lease authorization for the buried natural gas pipeline. Under the reconsideration, on September 10, 2020, the ADNR issued for additional public comment a revised Consideration of Comments document. This document further describes how ADNR is considering previous public input that was solicited in the ROW review, including how cumulative effects are addressed in the decision. The comment period on the document ends on November 9, 2020. Donlin Gold supported the State’s decision to complete this work and we expect the final ROW lease authorization offer to be reissued by ADNR in early 2021.

President’s Message

A Banner Quarter for Donlin Gold

The third quarter of 2020 may one day be seen as a game-changer in terms of the global recognition of the Donlin Gold project. From receipt of encouraging early drill results to Donlin Gold’s rising profile within Barrick’s project pipeline, we are extremely pleased with this series of developments. The recent progress comes at a time when appreciation of Donlin Gold’s attributes can only be heightened by Berkshire Hathaway’s investment into Barrick itself — and the increased scrutiny of Barrick’s portfolio that will ensue as more and more generalists follow its lead — constitutes an additional stroke of good fortune for NOVAGOLD.

Building that Brand from the Ground Up

In August 2020, NOVAGOLD and its Donlin Gold partner, Barrick, reported on the initial set of assays from the planned 80-hole 22,000-meter 2020 drill program, the largest such program at Donlin Gold in 12 years. The work was carried out safely despite the COVID-19 pandemic which impacted activities on the ground and affected communities in which we operate. Nevertheless, the finalization of planned drilling in September, whereby we completed a total of 85 core holes encompassing approximately 23,400 meters, can only be viewed as a significant achievement for everyone associated with the project. Since we were ahead of schedule with equipment and crews available at site, additional holes were completed to increase definition in an area of interest. As COVID-19 positive cases rose in Alaska over the summer, Donlin Gold’s strict adherence to stringent safety measures and on-the-ground support systems allowed us to safely operate four drill rigs throughout the quarter — making up for the two months of pandemic-related downtime sustained earlier in the year. I commend the Donlin Gold, NOVAGOLD and Barrick teams for completing this work on schedule while adhering to extra stringent safety protocols, a truly remarkable operational milestone.

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Because of the COVID-19 pandemic, we had to pay particularly close attention to health and safety procedures for all employees, contractors, partners, as well as members of the community where we operate. To reduce the risk of exposure to COVID-19, NOVAGOLD implemented policies in its Vancouver and Salt Lake City offices whereby employees work from home, avoid non-essential business travel, adhere to rigorous hygiene practices and engage in social distancing. Additionally, NOVAGOLD and its partner Barrick have implemented health and safety policies aligned with the State of Alaska Department of Health and Social Services recommendations at Donlin Gold’s Anchorage office and imposed travel restrictions and other COVID-19-related measures aimed at protecting the health and safety of all project contractors, employees, and community personnel. This protocol, which remains in place, includes requesting all personnel to monitor their health and consult health professionals if feeling any symptoms of illness; requires all personnel to take a COVID-19 test with a negative result before coming into the camp; implements more frequent sanitization practices; and requires attendance at safety meetings designed to reinforce sound hygiene and sanitization practices. Out-of-state contractors and employees require two negative COVID-19 tests prior to going to camp. Donlin Gold uses charter flights to transport personnel to and from the site. Employees are screened for symptoms and maintain a minimum of six feet of distance in eating areas and living quarters. Should any individual exhibit symptoms of illness, they would be evaluated and, if needed, isolated, and/or evacuated from the camp.

Calista and TKC have been Donlin Gold’s Native Corporation partners in the project since the early 1990s and, like Barrick, share our vision of building value for the future generations of stakeholders through education and critical skills development. The Company seeks to bring tangible, long-lasting benefits to the community in the form of training and employment opportunities, service business contracts, and participation agreements as the project advances toward development. Since approximately 80% of Donlin Gold’s direct hires are Alaska Natives, prior to re-opening the camp and re-mobilizing the drill rigs in late May, Donlin Gold held numerous conversations with community and tribal leaders in the Y-K region to ensure strict adherence to safety protocols at Donlin Gold. With health and safety measures in place, employees were particularly enthusiastic to return to work at Donlin Gold to mitigate the economic strain caused by the pandemic.

Our initial drill results that were issued by Donlin Gold on August 6, 2020 reflected that enthusiasm. As featured above in the highlights’ section of the release, these significant distinct high-grade intervals were intercepted in multiple areas, including excellent intervals near surface4:

DC20-1871 intersected 41.91 m grading 11.61 g/t gold, starting at 30.35 m drilled depth;

DC20-1866 intersected 45.91 m grading 5.03 g/t gold, starting at 35.39 m drilled depth; 23.36 m grading 4.15 g/t gold, starting at 108.30 m drilled depth; and 30.28 m grading 4.20 g/t gold, starting at 226.53 m drilled depth; and,

DC20-1873 intersected 7.66 m grading 18.40 g/t gold, starting at 60.88 m drilled depth.

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4 See media release dated August 6, 2020, “Donlin Gold Project Provides Update on Recent Drilling and Ongoing Community Support in Alaska Amid COVID-19 Pandemic”.

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Additional assay results will be reported once available. As more drill results are received, our understanding of the orebody and potential extensions of high-grade zones will improve. Once core logging and assaying is complete, the newly obtained data should lead the partners to determine the next steps to update the Donlin Gold feasibility study and initiate the engineering work necessary to advance the project design before reaching a construction decision.

Drilling to Validate Geologic and Resource Modeling Concepts with Potential to Improve Underlying Economics

With more than 1,400 holes drilled historically at the project and a robust and well-established resource, the 2020 drill program, exclusively focused on the ACMA and Lewis deposit areas, could be particularly important to unlock additional value for Donlin Gold. The current campaign may complement results achieved in the 2017 program which yielded distinct and significant high-grade intercepts within the reserve pit and identified high-grade areas outside the planned pit boundaries5. This year’s drill results will be combined with those completed in 2017 to provide additional information for future advancement of the project.

These data points are particularly critical to NOVAGOLD and Barrick as the partners work on establishing scenarios for staging the project, reducing initial capital outlays, and improving the overall economics for Donlin Gold. For example, the drill results to-date would support the possibility that key high-grade areas could improve cash flows early in the life of Donlin Gold. This approach should facilitate project optimization, which, in turn, could yield tangible value enhancement benefits for the project.

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5 See media release dated February 20, 2018 “NOVAGOLD’s Donlin Gold Project Reports Excellent Results from 2017 Drill Program,” for significant intervals and additional information.

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A Tier One Asset in a Tier One Jurisdiction6

The past decade has seen a huge shift in the size and quality of the few large-scale, long-life development-stage gold projects on the horizon. Once-great operating mines are depleting at a time when average gold grades have dropped, and new discoveries of substantial size are almost non-existent. In fact, according to S&P Global Market Intelligence, no major 5-million-ounce-plus discoveries have been made in the past five years. Since it now takes at least 15 years7 on average— and often many more years than that — for a gold asset to go from discovery to production, a large gold producer choosing to increase production or simply replace reserves and resources will likely find themselves only able to meet the demands of reserve replacement through mergers or acquisitions. At the moment, the mantra is “caution” and “capital discipline”. Shareholders across the gold sector are still traumatized by the capital destruction that the last run in gold helped trigger through ill-conceived acquisitions and ill-conceived projects. In fact, this mantra is also accentuated by the fact that it is an easier narrative for the miners to present to investors. The reality is that the pipeline of new projects that “move the needle” is growing thin. Seen in this context, the Donlin Gold project opportunity is extraordinary, as we believe there is no true comparable.

We believe that Donlin Gold is unique in its combination of attributes, starting with size. At approximately 39,000,000 ounces of gold in measured and indicated mineral resources8, it dwarfs most comparable development projects today.9 Importantly, Donlin Gold is Federally permitted to advance toward construction, a particularly notable factor considering that today’s producers are mining out their existing gold inventories much faster than they can organically replace them. The size of the Donlin Gold endowment should allow a future mine to operate for decades — a mine life that is rare in today’s world. And, just as critically, with stated resources contained in three kilometers of an eight-kilometer mineralized belt, which itself is located on less than 5% of Donlin Gold’s land position, Donlin Gold could well emerge as a district-scale, multi-generational gold mine.

No discussion about a gold deposit is complete without a reference to grade, a central characteristic of any endowment. With an average measured and indicated resource grade of 2.24 grams per tonne8, the Donlin Gold project has more than twice the industry average grade10. That fact alone is a critical positive differentiator for the project’s economic viability as it provides extraordinary resilience through multiple commodity cycles — a key attribute to ensure the successful development and survivability of any great mining operation, especially one blessed with the degree of longevity expected at Donlin Gold.

Then there is the issue of heightened geo-political risk that now dominates any discussion related to mine development in the current environment. In an uncertain world, jurisdictional risk is becoming even more prominent and represents a crucial investment metric in evaluating mining projects and investment in mining equities. Alaska continues to be a top mining jurisdiction where the rule of law is well-established, while the list of high-risk mining jurisdictions elsewhere grows. Military action, civil unrest, nationalization — both stealth and brazen — and designation of gold as a national strategic resource to be exchanged for local currency are substantially impacting mining companies large and small in these higher-risk jurisdictions. Political and economic instability will only exacerbate growing discrepancies regarding jurisdictional risk in the mining industry. Tremendous value — we believe, a premium value — will be attached to NOVAGOLD for having an asset in a mining-friendly jurisdiction like Alaska, where the rule of law is well-established and where socially responsible and environmentally sound mine development is welcome. Donlin Gold is proud of its track record of time-tested partnerships with the Native Corporations and engagement with Federal and State agencies. Our hard-earned record of securing respect and support of all key stakeholders in a Tier One jurisdiction is an important foundation for the successful advancement of Donlin Gold up the value chain.

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6 Tier One jurisdictions are deemed “low risk” by the Investment Attractiveness Index in the Fraser Institute Annual Survey of Mining Companies, 2019.

7 S&P Global Market Intelligence research article “Top mines average time from discovery to production: 16.9 years,” April, 7, 2020.

8 Donlin Gold data as per the Second Updated Feasibility Study (as defined herein). Donlin Gold measured resources of approximately 8 Mt grading 2.52 g/t and indicated resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of mineral reserves. Mineral resources have been estimated in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”).

9 Peer group data based on company documents, public filings and websites as of September 10, 2020. Comparison group of 13 projects based on large (2Moz Proven and Probable Reserves cut off), North/South American gold-focused development projects with >75% projected revenues from gold.

10 Donlin Gold grade represents average grade of measured and indicated mineral resources, inclusive of mineral reserves, see note re: “Scientific and Technical Information” below, compared to 2019 average grade of open-pit and underground deposits with gold as primary commodity and over 1Moz in measured and indicated resources, sourced from S&P Global Market Intelligence.

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Strong Stakeholder Partnerships Weather the Pandemic

Among the many elements needed to move a mining project successfully up the value chain are long-term dedication, patience, technical expertise and strong partnerships. The Donlin Gold project has the good fortune of enjoying these attributes and more. Our multi-decade partnership with our Native Corporation partners for the project — Calista and TKC — is mutually beneficial, especially when faced with a crisis such as the COVID-19 pandemic. All of these parties came together to provide urgent support and much-needed help with supplies and goods in the Y-K communities.

The COVID-19 pandemic created significant concern in the Y-K region. Many villages implemented their own travel restrictions in addition to mandated State restrictions, causing additional difficulties in delivering aid to the local communities and moving supplies between villages. When concerns emerged about the spread of COVID-19 to Alaska, our Native Corporation partners immediately engaged with the communities to determine urgent needs of small villages in the region. In response, Donlin Gold coordinated with Calista, TKC, and Tribal councils to offer help by delivering food and supplies to communities now without regular air carrier service after the regional airline went into bankruptcy. Furthermore, we have partnered with key community organizations in environmental management, safety, training, educational, health, and cultural initiatives.

In addition, Donlin Gold partnered with the AVCP, ONC and the Native Village of Napaimute for the Backhaul Hazardous Waste Removal in the third quarter. A total of approximately 45,000 pounds of household hazardous materials, such as large appliances, fluorescent tubes, lead acid batteries, and electronic waste was collected and shipped out of the area for proper disposal.

Involving the local communities in all aspects of the project is core to both NOVAGOLD’s and Barrick’s philosophy. Donlin Gold also supported ongoing education and health initiatives, including awarding Donlin Gold Scholarships to students selected by Calista and TKC; conducting the Campfire Alaska Summer Program with support staff in 23 Y-K communities to provide distanced activities and meal programs for youth and elders; and working with TKC, the State of Alaska and Alaska Native Tribal Health Consortium on initiatives aimed at upgrading and improving the health and safety standards of water and sewer services in the Middle Kuskokwim area communities. An ongoing environmental commitment in the Y-K region included the Clean Up Green Up initiative, funded in part by Donlin Gold, which took place in 32 villages.

Permitting Update

During the third quarter, Donlin Gold and its Native Corporation partners continued to support the State of Alaska to advance permits and certificates needed for the project. While the field work related to the issuance of the Alaska Dam Safety certificates was temporarily paused to concentrate on the 2020 drill program, the overall critical path for securing much of the state permitting for Donlin Gold has not been affected by the pandemic. Key federal permitting milestones completed include the Final Environmental Impact Statement (EIS) and the first-ever Joint Record of Decision (ROD) by the U.S. Army Corps of Engineers and Bureau of Land Management. Notable State permits and approvals received to-date include the Air Quality permit, the Alaska State Pollution Discharge Elimination System permit, and the Reclamation Plan and Waste Management permit. State Land Leases, Easements, and Land Use permits, and material site authorizations for the proposed transportation facilities including the access road, airstrip, and upriver Jungjuk port as well as the easement for the fiber optic cable on State lands were issued in early 2020.

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ADNR’s Division of Oil and Gas issued the final ROW lease for the buried natural gas pipeline on January 17, 2020. On March 19, 2020, Earthjustice, representing ONC, Chevak Native Village, Chuloonawick Native Village, Native Village of Eek, and Cook Inletkeeper, filed an appeal of the denial of the ROW lease issuance reconsideration request in the Superior Court of the State of Alaska at Anchorage (“Alaska Superior Court”). On April 30, 2020, ADNR agreed to reconsider the decision to issue the ROW lease in accordance with the February 6, 2020 request made by Cook Inletkeeper. The reconsideration is specifically addressing additional analysis of cumulative effects. In response, the appeal filed in the Alaska Superior Court was dismissed without prejudice on May 20, 2020. ADNR issued a revised Consideration of Comments document for further public comment on September 10, 2020. This document specifically addresses in detail how cumulative effects are considered in the ROW decision. The comment period ends on November 9, 2020. Donlin Gold supported the State’s decision to complete this work and we expect that the final ROW lease authorization offer will be reissued by ADNR in early 2021.

A Strong Balance Sheet is a Foundation for Advancement of Donlin Gold Up the Value Chain without Dilution of Shareholder Value

In 2020, the Company continues to expect annual expenditures totaling $31 million. As of August 31, 2020, NOVAGOLD had cash and term deposits of $126.3 million with another $100 million of receivables from Newmont Corp. within the next three years. With a strong treasury, NOVAGOLD can focus on moving Donlin Gold up the value chain through permitting and optimization without the need to access additional capital until a construction decision is made.

The challenges we have all experienced in 2020 have brought out the best in our experienced team of professionals at Donlin Gold, NOVAGOLD, Barrick, as well as our top-performing drill crews and support teams at the project site. I would like to thank them for their unwavering dedication to the task at hand and for their prompt and effective response to the COVID-19 pandemic.

Our relationships and interdependencies form the backbone that provides support and stability in the Y-K region. We are thankful for our partners, Calista, TKC and Barrick, for their long-term commitment to the project. The Company extends its gratitude to Federal and Alaska State officials for their thoroughness in advancing permitting for the project. I wish to thank NOVAGOLD’s Board of Directors for their continued wise counsel and their dedication to best practices in governance.

Our shareholders clearly understand and support NOVAGOLD’s investment thesis and have shown remarkable steadfastness as we continue to deliver on our strategy. Through the many challenges the year has brought, we have kept the lines of communication open, even if only virtually, and truly value every engagement opportunity with our stakeholders. You continue to stand beside us and support the Company while holding us to those high standards of transparency that we not only share, but that also characterize everything we are working to accomplish. The entire management team extends its thanks to you all for your encouragement, engagement and dedication to the Company’s long-term vision.

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We pledge to remain true to our promise by continuing with our partner Barrick to steadily advance Donlin Gold, further enhance the project’s unique value proposition, adhere to our principles of doing what is right and with the highest degree of professionalism, and to make our shareholders and stakeholders proud. We wish you all good health and safety.

Sincerely,

Gregory A. Lang
President & CEO

Financial Results

in thousands of U.S. dollars, except for per share amounts

	Three months ended August 31,		Nine months ended August 31,
	2020	2019	2020	2019
General and administrative expense (1)	4,745	4,075	13,846	12,630
Share of losses – Donlin Gold	6,150	3,141	11,418	6,662
Total operating expenses	10,895	7,216	25,264	19,292

Loss from operations	(10,895)	(7,216)	(25,264)	(19,292)
Interest expense on promissory note	(1,428)	(1,887)	(4,588)	(5,546)
Accretion of notes receivable	835	805	2,483	2,396
Other income	(982)	501	1,599	3,520
Income tax expense	(266)	(259)	(794)	(972)
Net loss	(12,736)	(8,056)	(26,564)	(19,894)

Loss per share, basic and diluted	(0.04)	(0.02)	(0.08)	(0.06)

			At	At
			Aug 31, 2020 $	Nov 30, 2019 $
Cash and term deposits			126,348	148,549
Total assets			228,994	245,835
Total liabilities			113,266	107,881

(1) Includes share-based compensation expense of $1,783 and $1,552 in the third quarter of 2020 and 2019, respectively, and $5,259 and $4,625 in the first nine months of 2020 and 2019, respectively.

For the third quarter ended August 31, 2020, loss from operations increased from $7.2 million in 2019 to $10.9 million in 2020 due to higher general and administrative expense and higher costs at Donlin Gold LLC. General and administrative expense increased from $4.1 million in 2019 to $4.7 million in 2020 primarily due to higher legal and share-based compensation costs. The equity loss in NOVAGOLD’s share of Donlin Gold increased from $3.1 million in 2019 to $6.2 million in 2020 due to the 2020 drill program.

Net loss increased from $8.0 million ($0.02 per share) in 2019 to $12.7 million ($0.04 per share) in 2020, primarily due to higher operating losses, foreign exchange movements and lower interest income, partially offset by lower interest expense on the promissory note payable to Barrick.

For the first nine months ended August 31, 2020, loss from operations increased from $19.3 million in 2019 to $25.3 million in 2020 due to higher general and administrative expense and higher costs at Donlin Gold LLC. General and administrative expense increased by $1.2 million primarily due to higher share-based compensation, legal and regulatory costs. Our share of Donlin Gold LLC expenses increased by $4.8 million due to the 2020 drill program.

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Net loss increased from $19.9 million ($0.06 per share) in 2019 to $26.6 million ($0.08 per share) in 2020, primarily due to higher operating losses, lower interest income and foreign exchange movements, partially offset by lower interest expense on the promissory note payable to Barrick.

Liquidity and Capital Resources

In the first nine months of 2020, total cash, cash equivalents and term deposits decreased by $22.2 million of which $7.1 million was used in operating activities for administrative costs and working capital changes, $13.6 million was used to fund Donlin Gold and $1.7 million related to withholding taxes paid on vested performance share units (PSUs). Effects of exchange rate changes also increased cash by $0.2 million. The term deposits are denominated in U.S. dollars and are held at Canadian chartered banks.

Net cash used in operating activities increased by $1.5 million, due to lower interest income and higher general and administrative expense, partially offset by changes in working capital. Net cash provided from (used in) investing activities included a $2.9 million increase in Donlin Gold funding due to the 2020 drill program. For the three-month period in 2019, term deposits decreased by $40.0 million, with the proceeds deposited in interest-bearing savings accounts.

Net cash used in operating activities increased by $1.9 million, primarily due to lower interest income and higher general and administrative expense, partially offset by changes in working capital. Net cash provided from (used in) investing activities included a $5.9 million increase in Donlin Gold funding due to the 2020 drill program. For the nine-month period in 2019, term deposits decreased by $47.0 million, with the proceeds deposited in interest-bearing savings accounts. Net cash used in financing activities relates to withholding taxes paid on vested performance share units.

NOVAGOLD had $126.3 million in cash and term deposits as of August 31, 2020. The Company’s cash and term deposits are believed to be sufficient to advance Donlin Gold and meet our other financial obligations. Additional capital will be necessary if a decision to commence engineering and construction is reached for the Donlin Gold project.

2020 Outlook

We anticipate spending approximately $31 million in 2020, which includes $20 million to fund our share of expenditures at the Donlin Gold project, the majority earmarked for the drill program with the balance for permitting and community engagement, and $11 million for general and administrative costs.

NOVAGOLD’s primary goals in 2020 are to continue to advance the Donlin Gold project toward a construction/production decision; maintain a healthy balance sheet; sustain an effective corporate social responsibility program; and promote a strong safety, sustainability, and environmental culture.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place October 1, 2020 at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Webcast:	Here

North American callers:	1-800-319-4610

International callers:	1-604-638-5340

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About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the measured and indicated mineral resource categories, inclusive of proven and probable mineral reserves (541 million tonnes at an average grade of approximately 2.24 grams per tonne in the measured and indicated resource categories on a 100% basis),11 Donlin Gold is regarded to be one of the largest, highest-grade, and most prospective known open pit gold deposits in the world. The 2020 drill program with 85 holes and 23,400 meters produced excellent initial results. The primary objective of the program is to validate recent geological and resource modeling concepts developed by the owners, NOVAGOLD and Barrick. The other objective is to test potential extensions of high-grade zones, most of which would be expected to be mined early in the life of a future mine. The newly obtained data should also enhance the understanding of the mineralized zones and lead the partners to determine the next steps.

According to the Second Updated Feasibility Study (as defined below), once in production, Donlin Gold is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers three kilometers of an approximately eight-kilometer long gold-bearing trend. In addition to the drill program, current activities at Donlin Gold are focused on State permitting, optimization work, community outreach and workforce development in preparation for the construction and operation of this project. With a strong balance sheet, NOVAGOLD is well-positioned to fund its share of permitting and optimization advancement efforts at the Donlin Gold project.

Scientific and Technical Information

Some scientific and technical information contained herein with respect to the Donlin Gold project is derived from the “Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study” prepared by AMEC with an effective date of November 18, 2011, as amended January 20, 2012 (the “Second Updated Feasibility Study”). Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno), and Gordon Seibel, R.M. SME, Principal Geologist, (AMEC, Reno) are the Qualified Persons responsible for the preparation of the independent technical report, each of whom are independent “qualified persons” as defined by NI 43-101.

Clifford Krall, P.E., who is the Mine Engineering Manager for NOVAGOLD and a “qualified person” under NI 43-101, has reviewed and approved the information contained related to the Donlin Gold drilling program and other scientific and technical information related to the Donlin Gold project contained in this media release.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

Jason Mercier
Manager, Investor Relations

604-669-6227 or 1-866-669-6227

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11 Donlin Gold data as per the Second Updated Feasibility Study (as defined herein). Donlin Gold measured resources of approximately 8 Mt grading 2.52 g/t and indicated resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of mineral reserves. Mineral resources have been estimated in accordance with NI 43-101.

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Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding anticipated benefits from the 2020 drill program including an improved geological model for Donlin Gold; ongoing support provided to key stakeholders including Native Corporation partners; the potential impact of the COVID-19 pandemic on the development of Donlin Gold; the potential development and construction of Donlin Gold; the sufficiency of funds to continue to advance development of Donlin Gold; perceived merit of properties; mineral reserve and resource estimates; the timing and likelihood of permits, including the ROW lease offer for the project’s buried natural gas pipeline; the statements under the heading “2020 Outlook”; and future share price performance of NOVAGOLD. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent NOVAGOLD’s management expectations, estimates and projections regarding future events or circumstances on the date the statements are made.

Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of permits including the ROW lease offer for the project’s buried natural gas pipeline; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; the outbreak of the coronavirus global pandemic (COVID-19); uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between Barrick and NOVAGOLD for the continued exploration, and development and eventual construction of the Donlin Gold property; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, disease pandemics, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether a positive construction decision will be made regarding Donlin Gold; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s Investor Relations website at www.novagold.com, or the SEC's website at www.sec.gov or at www.sedar.com. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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Cautionary Note to United States Investors

NOVAGOLD cautions that this media release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this media release have been prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (SEC) Industry Guide 7 (“SEC Industry Guide 7”), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. NOVAGOLD’s disclosure concerning Reserve & Resources Estimates remains consistent with NI 43-101. Under SEC Industry Guide 7, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. SEC Industry Guide 7 normally does not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” under SEC Industry Guide 7 in documents filed with the SEC. Investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” under SEC Industry Guide 7 as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of SEC Industry Guide 7, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves” under SEC Industry Guide 7. Donlin Gold does not have known reserves, as defined under SEC Industry Guide 7. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with SEC Industry Guide 7.

On October 31, 2018, the SEC adopted a final rule (“New Final Rule”) that will replace SEC Industry Guide 7 with new disclosure requirements that are more closely aligned with current industry and global regulatory practices and standards, including NI 43-101. Companies must comply with the New Final Rule for the Company’s first fiscal year beginning on or after January 1, 2021, which for NOVAGOLD would be the fiscal year beginning December 1, 2021. The New Final Rule provides that SEC Industry Guide 7 will remain effective until all registrants are required to comply with the New Final Rule, at which time SEC Industry Guide 7 will be rescinded. While early voluntary compliance with the New Final Rule is permitted, NOVAGOLD has not elected to comply with the New Final Rule at this time.

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